Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-116208


The information in this prospectus supplement and the accompanying prospectus is not complete and may be changes. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              Subject to Completion
      Supplement to Preliminary Prospectus Supplement Dated March 31, 2006


PRELIMINARY SUPPLEMENT DATED MARCH o, 2006
TO PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH o, 2006
--------------------------------------------------------
(To Prospectus dated September 28, 2004)

                          Merrill Lynch Depositor, Inc.
                                    Depositor
                 o PPLUS CLASS B o% CALLABLE TRUST CERTIFICATES
                         ($25 NOTIONAL PRINCIPAL AMOUNT)

                            PPLUS TRUST SERIES LTD-1
       (Underlying      Securities Will Be 6.95% Exchange Debentures due 2033
                        Issued by Limited Brands, Inc.)

Underwriting Discount    Number of Certificates    Distribution Rate    Price to Public
---------------------    ----------------------    -----------------    ---------------

        $0.50                      o                      o%                $25.00


     This is a supplement to the preliminary prospectus supplement dated March 30, 2006 in connection with o PPLUS Class B o% Callable Trust Certificates Series LTD-1.

     The preliminary prospectus supplement indicated that the ratings of Limited Brands, Inc. (the "Company") by Moody's Investors Services, Inc. ("Moody's") were, as of the date of such preliminary prospectus supplement, Baa2.

     On March 30, 2006, Moody's affirmed the ratings for the Company, but changed the rating outlook from stable to negative.

     The Class B trust certificates will be ready for delivery in book-entry form only through The Depository Trust Company on or about April o, 2006.






                              -------------------
                               Merrill Lynch & Co.
                              -------------------


   The date of this supplement to the prospectus supplement is March o, 2006.